                                                                   EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             APPLIED IMAGING CORP.



     Abraham I. Coriat and Neil Woodruff certify that:

     A. They are the Chairman and Chief Executive Officer and the Secretary, respectively, of Applied Imaging Corp., a California corporation.
     B. The articles of incorporation of this corporation are amended and restated to read as follows:

     ONE:  The name of the Corporation is:

                             APPLIED IMAGING CORP.

     TWO: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: The Corporation is authorized to issue two classes of shares, which shall be designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which the Corporation is authorized to issue is 20,000,000, and the total number of shares of Preferred Stock which the corporation is authorized to issue is 6,000,000, of which 190,000 shares are fixed and designated as "Series A Preferred Stock", 250,000 shares are fixed and designated as "Series B Preferred Stock", 283,019 shares are fixed and designated as "Series C Preferred Stock", 375,000 shares are fixed and designated as "Series D Preferred Stock", 181,819 shares are fixed and designated as "Series E Preferred Stock," 625,000 shares are fixed and designated as "Series F Preferred Stock", 700,000 shares are fixed and designated "Series G Preferred Stock", 300,000 shares are fixed and designated "Series H Preferred Stock", 1,100,000 shares are fixed and designated "Series I Preferred Stock" and 1,176,470 shares are fixed and designated "Series J Preferred Stock".

     FOUR: Preferred Stock may be issued from time to time in one or more series. Except for Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock, the Board of Directors is authorized to fix the number of shares in any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or
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decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     FIVE: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law. Any repeal or modification of the foregoing provisions of this Article Five shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

     SIX: The rights, preferences, privileges and restrictions granted to or imposed upon Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock are as follows:


1.   REFERENCE.  For purposes of this Article Six, the Series A Preferred Stock
     ---------
is referred to as "Series A", the Series B Preferred Stock is referred to as "Series B", the Series C Preferred Stock is referred to as "Series C", the Series D Preferred Stock is referred to as "Series D", the Series E Preferred Stock is referred to as "Series E", the Series F Preferred Stock is referred to as "Series F", the Series G Preferred Stock is referred to as "Series G", the Series H Preferred Stock is referred to as "Series H", the Series I Preferred Stock is referred to as "Series I" and the Series J Preferred Stock is referred to as "Series J".

          2.    DIVIDENDS.  The holders of Series A, Series B, Series C, Series
                ---------
D, Series E, Series F, Series G, Series H, Series I and Series J shall be entitled to receive dividends, out of funds legally available therefor, at the rate of Five Cents ($0.05), Eight Cents ($0.08), Eight Cents ($0.08), Eight Cents ($0.08), Eight Cents ($0.08), Eight Cents ($0.08), Eight Cents ($0.08), Eight Cents ($0.08), Eight Cents ($0.08) and Eight Cents ($0.08), respectively, per share per annum, calculated to the nearest whole cent, payable when, as and if, and in such manner as may be, declared by the Board of Directors from time to time; provided, however, that, whenever any dividend is declared or paid, or other distribution is made, on Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I or Series J, a pro rata dividend or other distribution shall be concurrently declared, paid, or made, as the case may be, on the shares of all ten of such series of Preferred Stock in proportion to the dividend preferences of such series set forth above (i.e., the per share dividend or other distribution on Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J shall equal 160% of the per share dividend or other distribution on Series A); and provided, further, that no dividends may be declared or paid on the Corporation's outstanding shares of Common Stock in any fiscal year of the Corporation unless dividends in the amount of $0.05, $0.08, $0.08, $0.08, $0.08, $0.08, $0.08, $0.08, $0.08 and
$0.08 per share have been declared and paid during such fiscal year to the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J, respectively. The right to dividends on Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors.

          3.    LIQUIDATION RIGHTS.  In the event of a voluntary or involuntary
                ------------------
liquidation, dissolution, or winding up of the Corporation:

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          3.1   (i)   The holders of Series A, Series B, Series C, Series D,
Series E, Series F, Series G, Series H, Series I and Series J, shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus, an amount equal to Eighty Cents ($0.80), One Dollar and Thirty Cents ($1.30), One Dollar and Fifty-Nine Cents ($1.59), One Dollar and Eighty Cents ($1.80), Three Dollars and Thirty Cents ($3.30), Four Dollars ($4.00), Four Dollars ($4.00), Six Dollars and Fifty Cents ($6.50), Five Dollars and Twenty-Five Cents ($5.25) and Four Dollars and Twenty-Five Cents ($4.25), respectively, per share of such series of Preferred Stock, and a further amount equal to any dividends thereon declared and unpaid on the date of such distribution, and no more, before any payment shall be made on or any assets distributed to the holders of Common Stock.

                (ii) If upon liquidation, dissolution, or winding up of the Corporation the assets to be distributed among the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J shall be insufficient to permit the payment to such shareholders of the full preferential amounts to which they are entitled, then the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J, without priority or preference, in proportion to the full preferential amount each such holder is otherwise entitled to receive, and no distribution of the Corporation's assets shall be made to the holders of Common Stock.

                (iii) After payment or distribution to the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J of the full preferential amounts aforesaid, the remaining assets of this Corporation shall be distributed ratably among the holders of the Common Stock.

          3.2 A reorganization, consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation in which all of the shareholders of the Corporation immediately prior to such transaction own less than 50% of the voting securities of the surviving or controlling entity immediately after such transaction, shall be deemed a liquidation, dissolution or winding up, within the meaning of this Section 3; provided that the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I, Series J and Common Stock shall be paid in cash or in securities received from the acquiring entity or in a combination thereof (in the same proportions as the consideration received in the transaction). Any securities to be delivered to the holders of the Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I, Series J and Common Stock upon a reorganization, consolidation or merger of the Corpora tion, or a sale of all or substantially all of the assets of the Corporation, shall be valued as follows:

                (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of a majority of the outstanding shares

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of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

          4.    VOTING RIGHTS.  Except as otherwise expressly provided herein or
                -------------
as required by law, each holder of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I or Series J could be converted, pursuant to the provisions of Sec tion 5 hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is obtained. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I, Series J and Common Stock shall vote together and not as separate classes.

          5.    CONVERSION OF PREFERRED STOCK.  The holders of Preferred Stock
                -----------------------------
shall have the following conversion rights:

          5.1   AUTOMATIC CONVERSION.
                --------------------

          5.1.1 Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price (as defined below) for such series then in effect, immediately upon either (i) the sale of Common Stock by the Corporation through an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a per share public offering price (prior to underwriting commissions and expenses) of not less than $6.00 per share and with gross proceeds (prior to underwriting commissions and expenses) of $7,500,000,
(ii) the Corporation's reporting audited consolidated revenues of at least $50,000,000 for a fiscal year and audited consolidated income before taxes and extraordinary items (determined in accordance with generally accepted accounting principles) of at least 10% of the revenues for the same period, or (iii) upon the vote approving such conversion by holders of at least a majority of the outstanding shares of such series; however, such conversion of each such series shall be conditioned upon the Corporation paying all declared and unpaid dividends on such series, to and including the date of conversion. The Corporation, may, at its option, in lieu of making a cash payment of all declared dividends, make payment thereof in whole shares of Common Stock, valued at such Conversion Price for such series, plus cash in lieu of any fractional shares, so that such cash plus the value of such Common Stock shall equal the amount of accrued and unpaid dividends.

          5.1.2 Upon the occurrence of any event specified in Section 5.1.1 above as to a series of Preferred Stock, the outstanding shares of such series shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the automatic conversion of a series of Preferred Stock, the holders of such series shall surrender the certificates representing such shares at the office of the Corporation or transfer agent for the Common Stock as hereinafter provided, or shall notify the Corporation or transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. The

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Corporation shall then cause to be issued and delivered to such holders, promptly at such office and in their names as shown on such surrendered certificates, certificates for the number of shares of Common Stock into which the shares of such series of Preferred Stock, so surrendered were convertible on the date on which automatic conversion occurred.

         5.2        RIGHT TO CONVERT.  Each share of each series of Preferred
                    ----------------
Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such series or for Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price for such series (as defined below) in effect at the time of the conversion determined as provided below.

          5.3       MECHANICS OF VOLUNTARY CONVERSION.
                    ---------------------------------

          5.3.1 A holder of shares of a series of Preferred Stock may only convert such shares into shares of Common Stock by: (i) surrendering the certificate or certificates representing the shares of such series to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such series or Common Stock, and (ii) giving written notice to the Corporation at such office stating that such holder elects to convert all or part of the shares of such series held by such holder. The Corporation shall promptly issue and deliver at such office to such holder of such series a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a certificate or certificates for the number of shares of such series not converted, if any.

          5.3.2 Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of such series of Preferred Stock to be converted as provided in Section
5.3.1 above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          5.4        NUMBER OF SHARES; CONVERSION PRICE.
                     ----------------------------------

          5.4.1 Each share of Series A shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Eighty Cents ($0.80) for each share of Series A being converted. The Conversion Price for Series A shall be Eighty Cents ($0.80) unless adjusted as provided herein.

          5.4.2 Each share of Series B shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into One Dollar and Thirty Cents ($1.30) for each share of Series B being converted. The Conversion Price for Series B shall be One Dollar and Thirty Cents ($1.30) unless adjusted as provided herein.

          5.4.3 Each share of Series C shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into One Dollar and Fifty-Nine Cents ($1.59) for each share of Series C being converted. The

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Conversion Price for Series C shall be One Dollar and Fifty-Nine Cents ($1.59)
unless adjusted as provided herein.

          5.4.4 Each share of Series D shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into One Dollar and Eighty Cents ($1.80) for each share of Series D being converted. The Conversion Price for Series D shall be One Dollar and Eighty Cents ($1.80) unless adjusted as provided herein.

          5.4.5 Each share of Series E shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Three Dollars and Thirty Cents ($3.30) for each share of Series E being converted. The Conversion Price for Series E shall be Three Dollars and Thirty Cents ($3.30) unless adjusted as provided herein.

          5.4.6 Each share of Series F shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Three Dollars and Forty Cents ($3.40) for each share of Series F being converted. The Conversion Price for Series F shall be Three Dollars and Forty Cents ($3.40) unless adjusted as provided herein.

          5.4.7 Each share of Series G shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Four Dollars ($4.00) for each share of Series G being converted. The Conversion Price for Series G shall be Four Dollars ($4.00) unless adjusted as provided herein.

          5.4.8 Each share of Series H shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Four Dollars ($4.00) for each share of Series H being converted. The Conversion Price for Series H shall be Four Dollars ($4.00) unless adjusted as provided herein.

          5.4.9 Each share of Series I shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Five Dollars and Twenty-Five Cents ($5.25) for each share of Series I being converted. The Conversion Price for Series I shall be Five Dollars and Twenty-Five Cents ($5.25) unless adjusted as provided herein.

          5.4.10 Each share of Series J shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price per share for such series in effect at the time of conversion into Four Dollars and Twenty-Five Cents ($4.25) for each share of Series J being converted. The Conversion Price for Series J shall be Four Dollars and Twenty-Five Cents ($4.25) unless adjusted as provided herein.

          5.5        ADJUSTMENT FOR STOCK ISSUANCES BELOW CONVERSION PRICE.  If
                     -----------------------------------------------------
the Corporation shall at any time or from time to time after the issuance of any shares of Series H, Series I or Series J issue (or, pursuant to this Section 5.5 hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for Series H, Series I or

Series J in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 5.6, 5.7, 5.8, 5.9, and 5.10), the Conversion Price for Series H, Series I or Series J (but not any other series of Preferred Stock) in effect immediately after each such issuance shall forthwith be adjusted to a price equal to the quotient obtained by dividing:

          (i)  an amount equal to the sum of

               (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

               (y) the consideration received by the corporation upon such issuance, by

          (ii) the total number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of Series H, Series I or Series J Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Section 5.5.

          For the purposes of any adjustment of the Conversion Price for Series H, Series I or Series J Preferred Stock pursuant to clauses (i) and (ii), the following provisions shall apply:

          (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commis sions paid or incurred by the corporation in connection with the issuance and sale thereof.

          (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment.

          (3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

          (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

          (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

          (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

          (D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

          (4) If the Corporation shall issue (or pursuant to Section 5.5 hereof, shall be deemed to have issued) in the same transaction (or a series of related transactions) any Common Stock other than Excluded Stock at different prices, the shares of Common Stock issued in such transaction (or series of related transactions) shall be deemed to have been issued simultaneously for purposes of the computations in this Section 5.5.

          5.5.1  "Excluded Stock" shall mean:

          (i) all shares of Common Stock issued and outstanding on the date this certificate is filed with the California Secretary of State and all shares of Common Stock issuable upon exercise of options and warrants outstanding on the date this certificate is filed with the California Secretary of State;

          (ii) all shares of Preferred Stock outstanding on the date this certificate is filed with the California Secretary of State and the Common Stock into which such shares of Preferred Stock are convertible;

          (iii) all shares of Common Stock or other securities hereafter issued to officers, directors, consultants or employees of or scientific advisors to the corporation which issuances are approved by of the board of directors of the corporation;

          (iv) all shares of Series J Preferred Stock and the Common Stock into which such shares of Series J Preferred Stock are convertible; and

          (v) all shares of Common Stock issuable upon exercise or conversion of a warrant hereafter issued to Allen & Company Incorporated.

     All outstanding shares of Excluded Stock (including shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 5.5 above.

          5.6        ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS.  If the
                     --------------------------------------------
Corporation shall at any time or from time to time after the issuance of any shares of a series of Preferred Stock effect a subdivision of any outstanding Common Stock, the Conversion Price then in effect for such series immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the issuance of any shares of a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price then in effect for such series immediately before the combination shall be propor tionately increased. Any adjustment under this
Section 5.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

          5.7        ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS.  If the
                     --------------------------------------------------
Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance or, if such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of each series then in effect by a fraction:

          5.7.1 The numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, or the close of business on such record date, and

          5.7.2 The denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices of each series shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price of each series shall be adjusted pursuant to this Section 5.7 as of the time of actual payment of such dividend or distribution.

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

          5.8        ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS.  If the
                     ------------------------------------------------
Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation, other than shares of Common Stock, then and in each such event provisions shall be made so that the holders of each series of Preferred Stock shall receive upon conversion of their shares, in addition to the number of shares of Common Stock receivable upon such conversion, the amount of securities of the Corporation which they would have received had their shares of such series been converted into Common Stock on the date of such dividend or distribution and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as provided above during such period, giving application to all applicable adjustments called for during such periods under this Section 5 with respect to the rights of the holders of each series of Preferred Stock.

          5.9        ADJUSTMENT FOR RECAPITALIZATIONS, RECLASSIFICATIONS, OR
                     -------------------------------------------------------
OTHER CHANGES TO COMMON STOCK.  If the Common Stock shall be changed into the
- -----------------------------
same or a different number of shares of any class or classes of stock, whether by a recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a capital reorganization, merger, consolidation or sale of assets provided for below), then and in each such event the holders of shares of each series of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of such series might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in this Certificate.

          5.10       ADJUSTMENT FOR CAPITAL REORGANIZATIONS, MERGERS,
                     ------------------------------------------------
CONSOLIDATIONS, OR SALES OF ASSETS.  If at any time or from time to time there
- ----------------------------------
shall be a capital reorganization of the capital stock of the Corporation (other than a subdivision, combination, stock dividend, recapitalization, reclassification or other change to Common Stock provided for above in this
Section 5), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of such series the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of each series of Preferred Stock after such capital reorganization, merger, consolidation or sale so that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect for each series of Preferred Stock and the number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          5.11       CERTIFICATE OF ADJUSTMENT BY CHIEF FINANCIAL OFFICER.  In
                     ----------------------------------------------------
each case of an adjustment or readjustment of the Conversion Price, or the number of shares of Common Stock or other securities issuable upon conversion, of a series of Preferred Stock, the Corporation shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the Corporation's Articles of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, post prepaid, to each registered holder of shares of such series, at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) the Conversion Price for such series immediately before and immediately after such adjustment, and (ii) the number of shares of Common Stock and the type and amount, if any, of other securities and property which, immediately before and immediately after such adjustment would be receivable upon conversion of such series.

          5.12       NOTICE OF RECORD DATE.  In the event of any
                     ---------------------
recapitalization, reclassification or other change to the Common Stock, any capital reorganization, any merger or consolidation of the Corporation, any sale of all or substantially all of the Corporation's properties and assets to another person, or any voluntary or involuntary liquidation of the Corporation, the Corporation shall mail to each holder of shares of Preferred Stock at least thirty (30) days prior to any record date with respect thereto, a notice specifying the date on which such recapitalization, reclassification or other change, capital reorganization, merger, consolidation, or liquidation is expected to be effective, and the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reclassification or other change, capital reorganization, merger, consolidation, or liquidation.

          5.13       FRACTIONAL SHARES.  No fractional shares of Common Stock
                     -----------------
shall be issued upon conversion of shares of Preferred Stock. The number of shares of Common Stock to which a holder of shares of a series of Preferred Stock is entitled shall be based on the aggregate number of shares of such series being converted at any one time. In lieu of any fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board of Directors and calculated to the nearest whole cent.

          5.14       RESERVATION OF STOCK ISSUABLE UPON CONVERSION.  The
                     ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such a number of shares as shall be sufficient for such purpose.

          5.15       NOTICES.  Any notice required by the provisions of this
                     -------
Section 5 to be given to a holder of record of shares of a series of Preferred Stock shall be deemed given two (2) business days after the same has been deposited in the United States mail, certified mail, return receipt requested (or insured if mailed to an address outside of the United States), postage and charges prepaid, and addressed to such holder at his address appearing on the books of the Corporation, or upon delivery if personally delivered, sent by messenger or private delivery service.

          5.16  PAYMENT OF TAXES.  The Corporation will pay all taxes and other
                ----------------
governmental charges (other than taxes based on income) that may be imposed in respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock to the record holder of such shares.

          5.17  RETIREMENT OF SERIES A, SERIES B, SERIES C, SERIES D, SERIES E,
                ---------------------------------------------------------------
SERIES F, SERIES G, SERIES H, SERIES I AND SERIES J.  Upon conversion of any
- ----------------------------------------------------
shares of Preferred Stock, such shares shall be restored to the status of undesignated, and authorized but unissued, shares of Preferred Stock.

          6.    COVENANTS OF THE CORPORATION.  In addition to any vote or
                ----------------------------
approval of the shareholders required by law, so long as at least 200,000 shares of Preferred Stock are outstanding, the Corporation shall not take any of the following actions set forth below without obtaining the approval (by vote or written consent, as provided by law) of the holders of more than 50% of the outstanding shares of Preferred Stock.

          6.1 Amendment or repeal of any provision of, or addition of any provision to, the Corporation's Articles of Incorporation if such action would
(i) alter or change the rights, preferences, privileges or restrictions granted to or imposed upon any outstanding series of Preferred Stock, or (ii) reclassify any shares of capital stock which are subordinate to any outstanding series of Preferred Stock as to dividends or as to distri bution of assets on liquidation, dissolution or winding up of the Corporation into shares having parity with, or any preference or priority over, any outstanding series of Preferred Stock as to dividends or as to distribution of assets on liquidation, dissolution or winding up of the Corporation.

          6.2 Disposition of all or a substantial part of all of the Corporation's business and assets as an entirety in a single transaction or series of related transactions not in the ordinary course of business, or disposition of a controlling interest in any subsidiary corporation which represents a substantial part of the business and assets of the Corporation (a "Disposition"), unless the Corporation shall immediately after the Disposition, have sufficient cash legally available for distribution to the holders of the outstanding shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J at least equal to the full preferential amounts to which such holders are entitled pursuant to Section 3.1.

          6.3 Voluntary liquidation, dissolution or winding up of the Corporation.

          6.4 Creation of any new class or series of shares having preferences over or being on a parity with any outstanding shares of Preferred Stock as to dividends or assets, or authorization or issuance of shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any outstanding shares of Preferred Stock.

          6.5 Acquisition of another business entity, whether by merger or consolidation, purchase of assets, purchase of stock, or otherwise, if, based upon the most recent financial information available to the Corporation prior to the acquisition either:

          (i) the net worth of the business to be acquired by the Corporation (i.e., the fair market value of the assets acquired less the amount of liabilities assumed by the Corporation in the acquisition or to which the assets acquired are subject) exceeds one third (1/3rd) of the net worth of the Corporation prior to the acquisition, or

          (ii) the amount of liabilities assumed by the Corporation in the acquisition or to which the assets acquired are subject, other than liabilities secured by assets acquired by the Corporation which have a market value of at least 125% of the amount of such liabilities, exceeds one third (1/3rd) of the net worth of the Corporation prior to the acquisition.

          7.    CERTAIN REPURCHASES OF COMMON SHARES.  Notwithstanding any other
                ------------------------------------
provision of this Article Six, insofar as the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock are concerned, neither Section 502 nor Section 503 of the California Corporations Code shall apply in whole or in part with respect to purchases by the Corporation of outstanding shares of Common Stock in connection with the termination of employment or other cessation of services to or for the benefit of the Corporation by a holder of such shares or a predecessor in interest of such a holder.

     C. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the board of directors of this corporation.

     D. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of the shareholders of this corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has two classes of stock outstanding, designated Common Stock and Preferred Stock. The total number of outstanding shares of Common Stock and Preferred Stock entitled to vote is 1,022,060 and 2,812,962, respectively. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Preferred Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at Santa Clara, California on July 18, 1995.


                             /s/ Abraham I. Coriat
                             ---------------------------------------------------
                             Abraham I. Coriat,
                             Chairman and Chief Executive
                             Officer



                             /s/ Neil Woodruff
                             ---------------------------------------------------
                             Neil Woodruff,
                             Secretary